Exhibit 99

DSW Inc. Appoints Members to Board of Directors
Columbus, Ohio —/ March 17, 2008/PR Newswire/—DSW Inc. (NYSE:DSW) today announced the appointment of Elaine J. Eisenman, Joanna T. Lau and Roger S. Markfield to its Board of Directors.
Elaine J. Eisenman currently serves as Dean of Babson Executive Education, a division of Babson College. Dr. Eisenman has held senior executive positions at American Express, Enhance Financial Services, The Children’s Place, and PDI International, a global consulting firm.
Joanna T. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company founded by Ms. Lau in 1990. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. Ms. Lau has been a member of the Board of Directors of ITT Education Services Inc (NYSE:ESI) since 2003 and has served on other public boards such as TD Banknorth and BostonFed Bancorp, Inc. until the sales of the companies.
Roger S. Markfield is a non-executive officer employee of American Eagle Outfitters (NYSE: AEO) and has served as a Director of AEO since March 1999. He has also served AEO in several senior executive positions since 1993, including Vice-Chairman, President, Co-Chief Executive Officer and Chief Merchandising Officer. Prior to joining AEO, he served as Executive Vice President-General Merchandising Manager for the Limited Stores division of Limited Brands, Inc. and held senior executive positions at Macy’s and Gap.
The Company, in accordance with its Code of Regulations, increased the size of the Board of Directors from seven to ten directors and appointed these three members to fill the vacancies. The initial term for each of the new directors will expire on the date of the Company’s next Annual Meeting of Shareholders. On that date, the new directors will stand for election by the Company’s shareholders.
About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of February 2, 2008 DSW operated 259 stores in 37 states and supplied footwear to 378 leased locations (36 for related retailers and 342 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.DSWshoes.com .
Source DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474